EXHIBIT 99.1
                                                                  ------------

MOVADO GROUP INC.



CONTACT:                Investor Relations
                        Suzanne Rosenberg
                        Vice President, Corporate Communications
                        201-267-8000
                        Financial Dynamics
                        Leigh Parrish/Melissa Merrill
                        212-850-5600

FOR IMMEDIATE RELEASE
------------------------------------------------------------------------------

                MOVADO GROUP, INC. ANNOUNCES SECOND QUARTER AND
                               SIX-MONTH RESULTS

       ~ SECOND QUARTER OPERATING PROFIT INCREASES 16% OVER LAST YEAR ~

     PARAMUS, NJ - SEPTEMBER 6, 2007 -- MOVADO GROUP, INC. (NYSE: MOV), today announced second quarter results for the period ended July 31, 2007.

SECOND QUARTER FISCAL 2008
--------------------------

o Net sales increased 10.2% to $139.5 million compared to $126.6 million last year. Net sales for the quarter included $8.3 million of excess discontinued product.

o Comparable store sales decreased 2.3% at the Company's Movado boutiques versus a 9.3% increase in the year-ago period.

o Gross profit was $83.3 million, or 59.8% of sales, compared to $78.5 million, or 62.0% of sales last year. Excluding excess discontinued product sales, adjusted gross profit was $83.4 million, or 63.6% of sales, an improvement of 160 basis points over the year-ago period.

o Operating profit increased 16.1% to $16.3 million, or 11.7% of sales, versus $14.1 million, or 11.1% of sales in the year-ago period.

o Net interest income was $0.2 million versus net interest expense of $0.3 million last year.

o Income tax expense of $4.1 million reflects a 24.9% tax rate in the second quarter compared to income tax expense of $2.4 million, or a 17.5% tax rate, recorded last year. Last year's favorable tax rate benefited second quarter diluted earnings per share by $0.04 and reflected the continued utilization of a Swiss net operating loss carryforward (NOL) acquired with the Ebel brand in fiscal 2005.

o Net income increased to $12.3 million, or $0.45 per diluted share, compared to net income of $11.3 million, or $0.43 per diluted share, in the prior year period.

FIRST HALF FISCAL 2008
----------------------

o Net sales increased 7.4% to $240.8 million from $224.3 million last year. Net sales for the year-to-date period included $11.0 million of excess discontinued product.

o Comparable store sales decreased 1.9% at the Company's Movado boutiques versus a 7.0% increase in the year-ago period.

o Gross profit was $145.0 million, or 60.2% of sales, compared to $138.1 million, or 61.6% of sales last year. Excluding excess discontinued product sales, adjusted gross profit was $145.4 million, or 63.3% of sales, an improvement of 170 basis points over the year-ago period.

o Operating profit increased 9.1% to $19.1 million versus $17.5 million in the year-ago period.

o Net interest income was $0.6 million versus net interest expense of $0.4 million last year.

o Income tax expense of $4.8 million reflects a 24.2% tax rate for the year-to-date period compared to income tax expense of $3.0 million, or a 17.6% tax rate, recorded last year. Last year's favorable tax rate benefited diluted earnings per share by $0.05 and reflected the continued utilization of a Swiss net operating loss carryforward (NOL) acquired with the Ebel brand in fiscal 2005.

o Net income was $14.7 million, or $0.54 per diluted share, compared to net income of $14.2 million, or $0.54 per diluted share, in the prior year period.

     Efraim Grinberg, President and Chief Executive Officer, commented, "Our strong results for the first half of the year reflect the continued customer appeal of our diverse portfolio of brands. We are especially pleased with the strength of our international business reflecting the growing prominence of Ebel and the expansion of our licensed brands' global presence. At the end of the second quarter, we launched our compelling new LACOSTE watch collection to retailers around the world."

     "As we enter the second half of this year, we have unique strategies and programs in place to support each of our brands. Celebrating 60 years of modern design leadership, we are very excited to pay tribute to the iconic Movado museum dial this fall season. Dynamic product and marketing initiatives will showcase this milestone achievement as we demonstrate the power of the Movado brand."

     Rick Cote, Executive Vice President and Chief Operating Officer, stated, "We are encouraged by the continued momentum we experienced in the second quarter with solid expansion achieved in both our adjusted gross margin and operating margin results. These metrics underscore the strong growth and profitability of our business model and strategy, as we deliver improved returns to our shareholders. Additionally, during the first half of this year, we maximized opportunities to convert discontinued product into cash, thereby improving our inventory mix."


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


     The Company recognizes there is increased volatility in the financial markets and a growing sense of uncertainty as to the outlook for the U.S. economy. Assuming current business trends remain intact, Movado Group continues to project fiscal 2008 diluted earnings per share of approximately $1.72 based on an estimated 25% tax rate. This compares to fiscal 2007 adjusted diluted earnings per share of $1.54. Fiscal 2007 adjusted diluted earnings per share exclude the impact of the tax benefit resulting from the further utilization of the NOL acquired with Ebel in fiscal 2005 and previously disclosed one-time items related to accounts receivable, foreign currency and sale of a non-operating asset. On a GAAP basis, fiscal 2007 diluted earnings per share were $1.87 with a 5.4% tax rate. Fiscal 2008 net sales are projected to be approximately $560 million.

     The Company's management will host a conference call today, September 6, 2007 at 10:00 a.m. Eastern Time to discuss its second quarter financial results. A live broadcast of the call will be available on the Company's website: www.movadogroup.com. This call will be archived online within one hour of the completion of the conference call.


Movado Group, Inc. designs, manufactures, and distributes Movado, Ebel, Concord, ESQ, Coach, Tommy Hilfiger, HUGO BOSS, Juicy Couture and LACOSTE watches worldwide, and operates Movado boutiques and company stores in the United States.

IN THIS RELEASE, THE COMPANY PRESENTS CERTAIN ADJUSTED FINANCIAL MEASURES THAT ARE NOT CALCULATED ACCORDING TO GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES ("GAAP"). THESE NON-GAAP FINANCIAL MEASURES ARE DESIGNED TO COMPLEMENT THE GAAP FINANCIAL INFORMATION PRESENTED IN THIS RELEASE BECAUSE MANAGEMENT BELIEVES THEY PRESENT INFORMATION REGARDING THE COMPANY THAT MANAGEMENT BELIEVES IS USEFUL TO INVESTORS. THE NON-GAAP FINANCIAL MEASURES PRESENTED SHOULD NOT BE CONSIDERED IN ISOLATION FROM OR AS A SUBSTITUTE FOR THE COMPARABLE GAAP FINANCIAL MEASURE.

THE COMPANY IS PRESENTING NET SALES EXCLUDING EXCESS DISCONTINUED PRODUCT SALES (AND GROSS PROFIT EXCLUDING SUCH SALES) BECAUSE THE COMPANY BELIEVES THAT IT IS USEFUL TO INVESTORS TO ELIMINATE THE EFFECT OF THESE UNUSUAL SALES IN ORDER TO IMPROVE THE COMPARABILITY OF THE COMPANY'S RESULTS FOR THE PERIODS PRESENTED. ADJUSTED GROSS MARGIN IS BASED ON NET SALES EXCLUDING EXCESS DISCONTINUED PRODUCT SALES, WHICH DID NOT CONTRIBUTE TO GROSS PROFIT IN ANY OF THE PERIODS PRESENTED.

FOR A RECONCILIATION OF FISCAL 2007 ADJUSTED DILUTED EARNINGS PER SHARE TO 2007 EARNINGS PER SHARE ON A GAAP BASIS, PLEASE SEE THE COMPANY'S PRESS RELEASE, DATED MARCH 29, 2007.

THIS PRESS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THE COMPANY HAS TRIED, WHENEVER POSSIBLE, TO IDENTIFY THESE FORWARD-LOOKING STATEMENTS USING WORDS SUCH AS "EXPECTS," "ANTICIPATES," "BELIEVES," "TARGETS," "GOALS," "PROJECTS," "INTENDS," "PLANS," "SEEKS," "ESTIMATES," "MAY," "WILL," "SHOULD" AND SIMILAR EXPRESSIONS. SIMILARLY, STATEMENTS IN THIS PRESS RELEASE THAT DESCRIBE THE COMPANY'S BUSINESS STRATEGY, OUTLOOK, TRENDS, OBJECTIVES, PLANS, INTENTIONS OR GOALS ARE ALSO FORWARD-LOOKING STATEMENTS. ACCORDINGLY, SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS AND LEVELS OF FUTURE DIVIDENDS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN, OR IMPLIED BY, THESE STATEMENTS. THESE RISKS AND UNCERTAINTIES MAY INCLUDE, BUT ARE NOT LIMITED TO: THE COMPANY'S ABILITY TO SUCCESSFULLY INTRODUCE AND SELL NEW PRODUCTS, THE COMPANY'S ABILITY TO SUCCESSFULLY INTEGRATE THE OPERATIONS OF NEWLY ACQUIRED AND/OR LICENSED BRANDS WITHOUT DISRUPTION TO ITS OTHER BUSINESS ACTIVITIES, CHANGES IN CONSUMER DEMAND FOR THE COMPANY'S PRODUCTS, REDUCED DISCRETIONARY SPENDING BY CONSUMERS DUE TO THE RECENT TIGHTENING OF CREDIT, RISKS RELATING TO THE FASHION AND RETAIL INDUSTRY, IMPORT RESTRICTIONS, COMPETITION, SEASONALITY, COMMODITY PRICE AND EXCHANGE RATE FLUCTUATIONS, CHANGES IN LOCAL OR GLOBAL ECONOMIC CONDITIONS, AND THE OTHER FACTORS DISCUSSED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K AND OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE STATEMENTS REFLECT THE COMPANY'S CURRENT BELIEFS AND ARE BASED UPON INFORMATION CURRENTLY AVAILABLE TO IT. BE ADVISED THAT DEVELOPMENTS SUBSEQUENT TO THIS PRESS RELEASE ARE LIKELY TO CAUSE THESE STATEMENTS TO BECOME OUTDATED WITH THE PASSAGE OF TIME.

                              (Tables to follow)

                              MOVADO GROUP, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                           THREE MONTHS ENDED JULY 31, SIX MONTHS ENDED JULY 31,
                           --------------------------- -------------------------
                                 2007         2006         2007          2006
                              ---------    ---------    ---------     ---------
Net sales                     $ 139,467    $ 126,588    $ 240,830     $ 224,332
Cost of sales                    56,121       48,076       95,832        86,230
                              ---------    ---------    ---------     ---------

Gross profit                     83,346       78,512      144,998       138,102
Selling, general and
  administrative expenses        67,009       64,438      125,889       120,594
                              ---------    ---------    ---------     ---------

Operating profit                 16,337       14,074       19,109        17,508
Interest expense                   (872)        (919)      (1,751)       (1,862)
Interest income                   1,062          616        2,309         1,507
                              ---------    ---------    ---------     ---------

Income before income taxes
  and minority interest          16,527       13,771       19,667        17,153
Income tax                        4,117        2,407        4,764         3,013
Minority interest                   146           15          239           (64)
                              ---------    ---------    ---------     ---------
Net income                    $  12,264    $  11,349    $  14,664     $  14,204
                              =========    =========    =========     =========

Net income per diluted share  $    0.45    $    0.43    $    0.54     $    0.54
Shares used in per share
  computation                    27,272       26,584       27,259        26,506


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


                              MOVADO GROUP, INC.
                          CONSOLIDATED BALANCE SHEETS
                                (IN THOUSANDS)
                                  (UNAUDITED)

                                              JULY 31,    JANUARY 31,  JULY 31,
                                               2007         2007        2006
                                             --------    ----------   --------
ASSETS
------

   Cash                                    $  112,456   $  133,011   $  78,126
   Trade receivables, net                     100,611      111,417     128,416
   Inventories                                215,557      193,342     215,461
   Other current assets                        37,443       35,109      34,712
                                             --------     --------    --------
      Total current assets                    466,067      472,879     456,715
                                             --------     --------    --------

   Property, plant and equipment, net          61,040       56,823      51,931
   Deferred income taxes                       27,863       12,091       7,364
   Other non-current assets                    37,417       35,825      33,100
                                             --------     --------    --------
      Total assets                          $ 592,387    $ 577,618   $ 549,110
                                             ========     ========    ========

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------

   Current portion of long-term debt        $   5,000    $   5,000   $   5,000
   Accounts payable                            30,708       32,901      34,797
   Accrued liabilities                         38,037       45,610      37,459
   Deferred and current taxes payable           5,717        5,946       2,550
                                             --------     --------    --------
      Total current liabilities                79,462       89,457      79,806
                                             --------     --------    --------

       Long-term debt                          62,475       75,196      91,978
       Deferred and non-current
         income taxes                          32,181       11,054      13,278
       Other liabilities                       24,384       23,087      20,112
   Minority interest                            1,467          443         245
       Shareholders' equity                   392,418      378,381     343,691
                                             --------     --------    --------
      Total liabilities and equity          $ 592,387    $ 577,618   $ 549,110
                                             ========     ========    ========

Impact of adoption of FIN 48:

As a result of the adoption of FIN 48, the Company recorded a reduction to the February 1, 2007 retained earnings in the amount of $7.7 million representing the cumulative effect of the adoption.


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